Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement File No. 333-122573 on Form S-8 of our report relating to the financial statements of WPT Enterprises, Inc. dated March 17, 2005, appearing in the Annual Report on Form 10-K of WPT Enterprises, Inc. for the year ended January 2, 2005.

DELOITTE & TOUCHE LLP
Minneapolis, MN
March 17, 2005